Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com mail to: investor_relations@flextronics.com

FLEXTRONICS ANNOUNCES RECORD THIRD QUARTER RESULTS AND

REAFFIRMS OUTLOOK

- Quarterly Sales and GAAP Net Income Reach Record Highs;

- Quarterly Gross Profit and ROITC Reach Record Highs;

- Cash and Liquidity Reach Record Highs;

- Cash Conversion Cycle Reaches Record 12 Days

Singapore, January 25, 2005 – Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2004 as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(USD in millions, except EPS)	2004	2003	2004	2003
Net sales	$4,276.6	$4,152.3	$12,295.3	$10,762.3
GAAP net income (loss)	$98.7	$21.4	$265.6	$(368.4)
Net income, excluding intangible amortization, restructuring and other charges (1)	$116.3	$93.9	$293.1	$161.9
Diluted GAAP EPS	$0.17	$0.04	$0.46	$(0.70)
Diluted EPS, excluding intangible amortization, restructuring and other charges (1)	$0.20	$0.17	$0.50	$0.29

(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangibles amortization, restructuring and other items, as applicable. The Company recorded intangible amortization expense of $9.2 million and $26.5 million during the three- and nine-month periods ended December 31, 2004, respectively, and $9.6 million and $26.9 million during the three- and nine-month periods ended December 31, 2003, respectively. The Company also recorded pre-tax restructuring charges of $30.7 million and $87.8 million during the three- and nine-month periods ended December 31, 2004, respectively, and $71.0 million and $458.4 million during the three- and nine-month periods ended December 31, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. In addition, during the three- and nine-month periods ended December 31, 2004, the Company recorded a $29.3 million gain from the liquidation of certain international entities, a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies, and $7.6 million in executive separation costs. For the nine-month period ended December 31, 2003, the Company incurred $103.9 million of losses, associated with early extinguishment of its then outstanding senior subordinated notes. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $7.3 million and $71.9 million during the three- and nine-month periods ended December 31, 2004, respectively, and $8.0 million and $58.9 million during the three- and nine-month periods ended December 31, 2003, respectively. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I and II attached to this press release.

Third Quarter Results Ending December 31, 2004

Net sales for the third quarter were $4.3 billion, which represents an increase of $124 million, or 3%, over the December 2003 quarter. Excluding amortization, restructuring and other items, net income for the third quarter increased 24% to $116.3 million, or $0.20 per diluted share, compared with $93.9 million, or $0.17 per diluted share in the year ago quarter. GAAP net income for the third quarter increased 361% to a quarterly record high of $98.7 million, or $0.17 per diluted share, as compared to $21.4 million, or $0.04 per diluted share in the year ago quarter.

The quarterly results reflect continued industry-leading working capital management, with a record low cash conversion cycle of 12 days that includes inventory turns of 11.3 times. Return on Invested Tangible Capital (“ROITC”) increased from 21.6% in the December 2003 quarter to an all-time quarterly high of 30.5% in the December 2004 quarter. In addition, Flextronics ended the December 2004 quarter with an all time record high cash balance of $1.09 billion while liquidity increased 51% sequentially to a record high of $2.2 billion, while maintaining leverage at 27%.

“Our operating metrics are better now than they have been in many years. Key metrics such as sales, gross profit, GAAP net income, cash conversion cycle, fixed assets to sales, cash and liquidity, and ROITC, are better now than they have ever been in our history. With a return on tangible invested capital of greater than 30%, we are now generating a very good return for our shareholders,” said Michael E. Marks, Chief Executive Officer of Flextronics. “We continue to believe that we can increase gross margins and operating profit, while reducing SG&A as a percentage of sales. The operating margin improvement over past several quarters demonstrates that our improvement initiatives are working and suggests that our long-term operating margin target of 5% is realistic. In addition, as we again move into a mode of reduced capital expenditures, cash flow should continue to improve. Of course this all translates into higher returns on capital as well,” added Marks.

“Competitively, we are in solid shape. Our major long-term initiatives, including our industrial parks, vertical integration and design activities, continue to work well. Our pipeline of potential opportunities continues to be quite robust. We are optimistic that a number of these opportunities will be realized over the next several quarters, and believe that we have solid growth in both sales and profits ahead of us,” Marks concluded.

Guidance

The Company reaffirmed its previous guidance for quarterly earnings per diluted share (excluding amortization, restructuring and other items) of $0.15 to $0.18 on revenues of $3.8 billion to $4.2 billion for the March 2005 quarter. The Company also provided guidance for quarterly earnings per diluted share (excluding amortization, restructuring and other items) of $0.17 to $0.20 on revenues of $4.1 billion to $4.5 billion for the June 2005 quarter. Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.02 to $0.03 per diluted share reflecting quarterly amortization expense.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PST to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com.

Additional information in the form of a slide presentation and CEO’s Letter to Shareholders that summarizes and discusses the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Registration No. 199002645H), Flextronics is the leading Electronics Manufacturing Services (EMS) provider focused on delivering operational services to technology companies. With fiscal year 2004 revenues of US$14.5 billion, Flextronics is a major global operating company with design, engineering, manufacturing and logistics operations in 32 countries on five continents. This global presence allows for manufacturing excellence through a network of facilities situated in key markets and geographies that provide its customers with the resources, technology and capacity to optimize their operations. Flextronics’ ability to provide end-to-end operational services that include innovative product design, test solutions, manufacturing, IT expertise, network services, and logistics has established the Company as the leading EMS provider. For more information, please visit www.flextronics.com.

# # #

This news release, the CEO’s Letter to the Shareholders and the earnings slide presentation contain forward-looking statements within the meaning of federal securities laws and are subject to the safe harbors under those laws. These forward-looking statements include statements related to future growth, sales increases, anticipated revenues, operating margins, profitability, cash flow, working capital, and future returns on capital. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the challenges of effectively managing our operations; the risk that we may not obtain anticipated new customer programs, or that if we do, they may be delayed, and may not contribute to our revenue or profitability as expected, or at all; the need for future restructurings and impairments of assets; the risks that we may not obtain the benefits anticipated from acquisitions or succeed in integrating acquired companies, including integrations necessary pursuant to the Nortel transaction; our ability to respond to changes in economic trends and to fluctuations in demand for customers’ products and changes in customers’ orders; the risks that we may be unable to generate or support increased ODM and design activity; our dependence on a small number of large customers; our dependence on industries affected by rapid technological change; competition in our industry; risks of shortages of key components; and the other risks described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors” in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the SEC. The forward-looking statements in this news release, the CEO’s Letter to the Shareholders and the earnings slide presentation are based on current expectations, and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31, 2004			Three Months Ended December 31, 2003
	Non-GAAP (1)	Required Adjustments	GAAP	Non-GAAP (1)	Required Adjustments	GAAP
Net sales	$4,276,614		$4,276,614	$4,152,344		$4,152,344
Cost of sales	3,976,832		3,976,832	3,912,912		3,912,912
Restructuring and other charges	—	24,076	24,076	—	50,553	50,553

Gross profit	299,782	(24,076)	275,706	239,432	(50,553)	188,879
Selling, general and administrative expenses	143,330		143,330	121,597		121,597
Restructuring and other charges	—	14,192	14,192	—	20,466	20,466

Operating income (loss)	156,452	(38,268)	118,184	117,835	(71,019)	46,816
Intangibles amortization	—	9,201	9,201	—	9,553	9,553
Interest and other expense, net	27,240	(22,515)	4,725	13,453		13,453

Income (loss) before income taxes	129,212	(24,954)	104,258	104,382	(80,572)	23,810
Provision for (benefit from) income taxes	12,922	(7,347)	5,575	10,438	(8,057)	2,381

Net income (loss)	$116,290	$(17,607)	$98,683	$93,944	$(72,515)	$21,429

Earnings (loss) per share:
Basic	$0.21		$0.18	$0.18		$0.04

Diluted	$0.20		$0.17	$0.17		$0.04

Shares used in computing per share amounts:
Basic	562,200		562,200	527,321		527,321

Diluted	594,081		594,081	561,438		561,438

(1)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $9.2 million and $9.6 million during the quarters ended December 31, 2004 and December 31, 2003, respectively. The Company also recorded restructuring charges of $30.7 million and $71.0 million during the quarters ended December 31, 2004 and December 31, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. In addition, during the three-month period ended December 31, 2004, the Company recorded a $29.3 million gain from the liquidation of certain international entities, a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies, and $7.6 million in executive separation costs. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $7.3 million and $8.1 million during the quarters ended December 31, 2004 and December 31, 2003, respectively.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended December 31, 2004			Nine Months Ended December 31, 2003
	Non-GAAP (2)	Required Adjustments	GAAP	Non-GAAP (2)	Required Adjustments	GAAP
Net sales	$12,295,311		$12,295,311	$10,762,263		$10,762,263
Cost of sales	11,477,733		11,477,733	10,175,320		10,175,320
Restructuring and other charges	—	70,771	70,771	—	401,750	401,750

Gross profit	817,578	(70,771)	746,807	586,943	(401,750)	185,193
Selling, general and administrative expenses	423,948		423,948	346,952		346,952
Restructuring and other charges	—	24,587	24,587	—	56,629	56,629

Operating income (loss)	393,630	(95,358)	298,272	239,991	(458,379)	(218,388)
Intangibles amortization	—	26,545	26,545	—	26,943	26,943
Interest and other expense, net	67,955	(22,515)	45,440	60,067		60,067
Loss on early extinguishment of debt	—		—	—	103,909	103,909

Income (loss) before income taxes	325,675	(99,388)	226,287	179,924	(589,231)	(409,307)
Provision for (benefit from) income taxes	32,568	(71,908)	(39,340)	17,992	(58,923)	(40,931)

Net income (loss)	$293,107	$(27,480)	$265,627	$161,932	$(530,308)	$(368,376)

Earnings (loss) per share:
Basic	$0.53		$0.48	$0.31		$(0.70)

Diluted	$0.50		$0.46	$0.29		$(0.70)

Shares used in computing per share amounts:
Basic	548,234		548,234	523,983		523,983

Diluted	581,433		581,433	556,054		523,983

(2)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $26.5 million and $26.9 million during the nine months ended December 31, 2004 and December 31, 2003, respectively. The Company also recorded restructuring charges of $87.8 million and $458.4 million during the nine months ended December 31, 2004 and December 31, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. In addition, during the nine-month period ended December 31, 2004, the Company recorded a $29.3 million gain from the liquidation of certain international entities, a $6.8 million loss for the other than temporary impairment of its investments in certain non-publicly traded companies and $7.6 million in executive separation costs. The loss on early extinguishment of debt of $103.9 million resulted from the early redemption of its 8.75% senior subordinated notes in June 2003, and the repurchase of the 9.875% senior subordinated notes in August 2003. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $71.9 million and $58.9 million for the nine months ended December 31, 2004 and December 31, 2003, respectively.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31, 2004	As of March 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$1,086,325	$615,276
Accounts receivable, net	1,850,411	1,871,637
Inventories	1,388,742	1,179,513
Deferred income taxes	6,220	14,244
Other current assets	592,179	581,063

Total current assets	4,923,877	4,261,733

Property, plant and equipment, net	1,731,716	1,625,000
Deferred income taxes	682,901	604,785
Goodwill and other intangibles, net	3,371,204	2,721,432
Other assets	553,233	370,987

Total assets	$11,262,931	$9,583,937

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings and current portion of long-term debt	$22,126	$96,287
Current portion of capital lease obligations	8,388	8,203
Accounts payable	2,738,870	2,145,174
Other current liabilities	1,206,886	1,127,253

	3,976,270	3,376,917

Long-term debt, net of current portion:
Capital lease obligations	9,145	15,084
Zero Coupon Convertible Junior Subordinated Notes due 2008	200,000	200,000
9 7/8 % Senior Subordinated Notes due 2010, net of discount	7,659	7,659
9 3/4 % Euro Senior Subordinated Notes due 2010	204,276	181,422
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinate Notes due 2014	500,000	—
Revolving line of credit due 2008	—	220,000
Other	97,608	100,446
Other liabilities	204,984	215,546

Total shareholders’ equity	5,163,339	4,367,213

Total liabilities and shareholders’ equity	$11,262,931	$9,583,937